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EXHIBIT A.(5)(d)


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NORTHSTAR LIFE                                           SPOUSE'S COVERAGE RIDER

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Northstar Life Insurance Company - University Corporate Centre at Amherst -
Suite 424 - 100 Corporate Parkway - Amherst, New York  14226
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GENERAL INFORMATION
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This agreement amends the group policy to which it is attached, and is issued in consideration of the timely payment of the required premium. This agreement is subject to every term, condition, limitation, and provision of the group policy unless otherwise expressly provided herein.

WHAT IS THE PURPOSE OF THIS AGREEMENT?

This agreement makes available variable universal life insurance on the life of the insured employee's eligible spouse. The amount of insurance for the insured spouse shall not exceed the insured employee's amount of insurance.

DEFINITIONS
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For purposes of construing the terms and conditions of coverage for spouses under the terms of the group policy, the terms and definitions listed below are used in place of the terms and definitions stated in the policy:

ACTIVELY AT WORK

To be actively at work for purposes of this policy, the eligible spouse must be currently working at his or her normal place of business at least 20 hours a week. A person is not considered actively at work if not at work due to illness or injury.

ELIGIBLE INSURED

A spouse is an eligible insured if he or she:

      (1)  is under age 70; and
      (2) was actively at work for each of the 4 weeks immediately prior to the date his or her application for coverage under this policy is approved by us; and
      (3) is currently legally married to an individual defined as an insured employee under the terms of the group policy to which this rider is attached.

ADDITIONAL INFORMATION
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WHAT IS THE CONVERSION PRIVILEGE UNDER THIS RIDER?

If an insured spouse's coverage under this rider terminates because he or she is no longer eligible, or because of the death of the insured employee, or because of termination or amendment of this rider, or because of divorce or annulment of marriage to the insured employee, he or she may convert the insurance to a policy of individual insurance with Northstar Life. All other conditions and provisions of the conversion privilege section of the group policy to which this rider is attached will apply.



/s/ Dennis E. Prohofsky                           /s/ Robert E. Hunstad
Secretary                                         President